Wedgewood Policy and Procedures

Investment Adviser

Code of Ethics

© Copyright 2015, National Regulatory Services. All rights reserved.

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Table of Contents

1	-	Statement of General Policy	1

2	-	Definitions	2

3	-	Chief Compliance Officer’s Designee	3

4	-	Access Persons	4

5	-	Standards of Business Conduct	5

6	-	Prohibition Against Insider Trading	6

7	-	Personal Securities Transactions	8

8	-	Custodial Account Reporting	10

9	-	Compliance Reporting Procedures	11

10	-	Protecting the Confidentiality of Client Information	12

11	-	Political Contributions	14

12	-	Gifts and Entertainment	16

13	-	Service as an Officer or Director	17

14	-	Anti-Corruption Practices	18

15	-	Whistleblower Policy	19

16	-	Reporting Violations and Sanctions	21

17	-	Records	22

18	-	Acknowledgement	23

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Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Wedgewood Partners, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Wedgewood Partners, Inc. and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Wedgewood Partners, Inc. and its employees owe a fiduciary duty to Wedgewood Partners, Inc.’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Wedgewood Partners, Inc. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Wedgewood Partners, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Wedgewood Partners, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Wedgewood Partners, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	the duty to have a reasonable, independent basis for the investment advice provided;

•	the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Wedgewood Partners, Inc. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Wedgewood Partners, Inc. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Wedgewood Partners, Inc. Wedgewood Partners, Inc.’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Bill Thomas, the Chief Compliance Officer, or designee for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Wedgewood Partners, Inc.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Wedgewood Partners, Inc. in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Bill Thomas. Bill Thomas may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer or Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Wedgewood Partners, Inc. shall endeavor to maintain such information on a confidential basis.

Bill Thomas shall periodically report to senior management of Wedgewood Partners, Inc. to document compliance with this Code.

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Definitions

For the purposes of this Code, the following definitions shall apply:

•	“Access person” means any supervised person, directors, officers, and partners who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic. All Wedgewood employees and/or supervised persons are considerd access person.

•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Wedgewood Partners, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Wedgewood Partners, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•	“Supervised person” means directors, officers and partners of Wedgewood Partners, Inc. (or other persons occupying a similar status or performing similar functions); employees of Wedgewood Partners, Inc.; and any other person who provides advice on behalf of Wedgewood Partners, Inc. and is subject to Wedgewood Partners, Inc.’s supervision and control.

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Chief Compliance Officer’s Designee

Unless otherwise specifically noted, Wedgewood Partners, Inc.’s employees are permitted to submit required reports to Sheila Kilper.

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Access Persons

For purposes of complying with Wedgewood Partners, Inc.’s Code of Ethics, generally all persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

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Standards of Business Conduct

Wedgewood Partners, Inc. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of (but not limited to) the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Wedgewood Partners, Inc.’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Wedgewood Partners, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

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Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Wedgewood Partners, Inc. to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Wedgewood Partners, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Wedgewood Partners, Inc. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Bill Thomas immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Wedgewood Partners, Inc.), while in the possession of material, nonpublic information, nor may any personnel of Wedgewood Partners, Inc. communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Bill Thomas.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Wedgewood Partners, Inc.’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Wedgewood Partners, Inc. (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Bill Thomas.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to Bill Thomas.

•	After Bill Thomas has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Bill Thomas before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Wedgewood Partners, Inc. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Wedgewood Partners, Inc. must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Bill Thomas immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Wedgewood Partners, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Wedgewood Partners, Inc. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Bill Thomas may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Bill Thomas shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Bill Thomas may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Bill Thomas and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Wedgewood Partners, Inc. has adopted various procedures to implement the firm’s insider trading policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

employees and/or supervised persons must report to a designated person or Compliance Officer all business, financial or personal relationships that may result in access to material, non-public information, a designated officer or Compliance Officer reviews all personal investment activity for employee and employee-related accounts,

a designated officer or Compliance Officer provides guidance to employees on any possible insider trading situation or question,

a designated officer or Compliance Officer prepares a written report to management and/or legal counsel of any possible violation of the firm’s Insider Trading Policy for implementing corrective and/or disciplinary action.

7. Information Barrier

Information in your possession that you identify as material nonpublic may NOT be communicated to anyone. In addition, car should be taken so that such information is secure. For example, physical and computer files containing material non-public information should be kept secure with access restricted. An Information Barrier should be established any time an employee Wedgewood receives what may be Inside Information. In order not to restrict Wedgewood’s trading ability, an Information Ba should be established only around those employees who have the information, as well as those individuals whose assistance will be seeking and with whom they will be consulting. The employee is responsible for notifying the CCO, which will then establish an Information Barrier.

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Personal Securities Transactions

General Policy

Wedgewood Partners, Inc. has adopted the following principles governing personal investment activities by Wedgewood Partners, Inc.’s supervised persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs, Private or Limited Offerings

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering, limited offering or private placement for his or her account, as defined herein without the prior written approval of Bill Thomas who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

In the case of Bill Thomas, the approver should be either Sheila Kilper (CO) or Michael Quigley or Morgan Koenig. However, Sheila Kilper will review all personal securities transactions.

Pre-Clearance Required for Securities

Investment Committee Requirements

No supervised person within the investment committee shall acquire beneficial ownership of any securities (other than mutual funds not affiliated with Wedgewood and corporate bonds) without the prior written approval of Bill Thomas or his designee, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

No trading in securities that are under consideration for the IA portfolio. If an IA member has already established a position in a stock that subsequently becomes a recommended stock they must either close out the position before it is put into the portfolio or hold it until it is no longer on the recommended list.

Non- Investment Committee Requirements

No supervised person shall acquire beneficial ownership of any securities transactions greater than $10,000 in prinicpal value (other than mutual funds not affiliated with Wedgewood and corporate bonds) without the prior written approval of Bill Thomas or other designee, who has been provided with full details of the proposed transaction and, if approved, will be subject to continuous monitoring for possible future conflicts. Notwithstanding that persons not on the investment committee may engage in securities transactions in amounts less than $10,000 in principal value without prior written approval, ongoing reviews will review employee transactions for small transactions that together may total above that amount. No transactions or series of transactions may be conducted that in total would require prior approval.

Additional Procedures regarding Pre-Clerance

All pre-approval requires prior approval via email before the trade is given to the trader and include the following information:

•	Account:

•	Security/Ticker:

•	Transaction (i.e. Buy/Sell):

•	Quantity:

•	Market Price:

•	Limit Order Y/N:

In the case of David Rolfe, the approver is Bill Thomas (CCO).

In the case of Bill Thomas, the approver should be either Sheila Kilper (CO) or Michael Quigley or Morgan Koenig.

However, Sheila Kilper will review all personal securities transactions.

No trade is permissible that put your individual account(s) in a net position that is on the opposite side of what Wedgewood is recommending to our clients.

Please note that purchase or sales of the Riverpark Wedgewood Fund (affiliated fund) must be pre- cleared.

The approved transaction must be completed/placed within 48 hours after approval is granted.

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Custodial Account Reporting

All access persons are required to notify the Compliance Department prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

1.	Account Name

2.	Name of Broker, Dealer or Bank

3.	Date Established (or)

4.	Date Closed

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Compliance Reporting Procedures

Every Access person shall provide initial and annual holdings reports and quarterly transaction reports to Bill Thomas or designee which must contain the information described below. It is the policy of Wedgewood Partners, Inc. that each Access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Bill Thomas.

1. Initial Holdings Report

Every Access person shall, no later than ten (10) days after the person becomes an Access person, provide an initial holdings report or account statements containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access person had any direct or indirect beneficial interest ownership when the person becomes an Access person;

•	The name of any broker, dealer or bank, account name, number and location with whom the Access person maintained an account in which any securities were held for the direct or indirect benefit of the Access person; and

•	The date that the report is submitted by the Access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access person.

2. Annual Holdings Report (In three ring binder)

Every Access person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports (In three ring binder)

Every Access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the Access persons had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the Access person.

4. Exempt Transactions

An Access person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Wedgewood Partners, Inc. holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter

5. Monitoring and Review of Personal Securities Transactions

Bill Thomas or a designee will monitor and review all reports required under the Code for compliance with Wedgewood Partners, Inc.’s policies regarding personal securities transactions and applicable SEC rules and regulations. Bill Thomas may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Wedgewood Partners, Inc. Any transactions for any accounts of Bill Thomas will be reviewed and approved by Sheila Kilper or other designated supervisory person. It has been determined that all employees of Wedgewood are considered Access Persons.

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Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Wedgewood Partners, Inc., the Firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Wedgewood Partners, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Wedgewood Partners, Inc.’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Wedgewood Partners, Inc.’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. Wedgewood Partners, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Wedgewood Partners, Inc. will require that any financial intermediary, agent or other service provider utilized by Wedgewood Partners, Inc. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Wedgewood Partners, Inc. only for the performance of the specific service requested by Wedgewood Partners, Inc.;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Wedgewood Partners, Inc., or as otherwise required by any applicable law. In the event Wedgewood Partners, Inc. is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Wedgewood Partners, Inc. shall disclose only such information, and only in such detail, as is legally required. As per Wedgewood Partners, Inc.’s privacy policy which is provided to clients annually.

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Wedgewood Partners, Inc., from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Wedgewood Partners, Inc.’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Wedgewood Partners, Inc., must return all such documents to Wedgewood Partners, Inc.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Wedgewood Partners, Inc. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Wedgewood Partners, Inc.’s services to clients;

•	Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Wedgewood Partners, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Wedgewood Partners, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Bill Thomas or designee is responsible for reviewing, maintaining and enforcing Wedgewood Partners, Inc.’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of Bill Thomas.

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Political Contributions

The SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (‘covered associates’) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to Wedgewood Partners, Inc.’s Political Contributions policy:

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered associate that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the official at the time of the contribution.

General Policy

It is Wedgewood Partners, Inc.’s policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Wedgewood Partners, Inc. recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Political Contributions to Candidates and Organizations Recommended by Clients. Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that Wedgewood Partners, Inc. obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. Wedgewood Partners, Inc. will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, Wedgewood Partners, Inc.’s practice is to restrict, monitor and require prior approval of any political contributions to government officials.

•	Bill Thomas, or other designee, will determine who is deemed to be a “covered associate” of the firm, each such person shall be promptly informed of his or her status as a covered associate;

•	Bill Thomas, or other designee, will obtain appropriate information from new employees deemed to be covered associates, regarding any political contributions made within the preceding two years if such person will be soliciting municipal business;

•	On at least an annual basis, Bill Thomas, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Pre-Clearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution without prior written approval of Bill Thomas or his designee who has been provided with full details of the proposed contribution. Such information will be reported to the CCO or his designee ; approval or denial of such request will be documented.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, Wedgewood Partners, Inc. requires covered associates to obtain pre-clearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Wedgewood Partners, Inc. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Wedgewood Partners, Inc.’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;

•	Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Wedgewood Partners, Inc., or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Wedgewood Partners, Inc., including gifts and gratuities with value in excess of $100 per year must obtain consent from Bill Thomas or his designee before accepting such gift.

•	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Wedgewood Partners, Inc.

•	This gift reporting requirement is for the purpose of helping Wedgewood Partners, Inc. monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Bill Thomas or his designee.

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Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Bill Thomas or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Wedgewood Partners, Inc.’s clients. Where board service or an officer position is approved, Wedgewood Partners, Inc. shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

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Anti-Corruption Practices

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U.S. Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”). Both these laws make it illegal for U.S. citizens and companies, including their employees, directors, stockholders, agents and anyone acting on their behalf (regardless of whether they are U.S. citizens or companies), to bribe non-U.S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.

General Policy

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. Senior Management has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another.

Improper conduct on the part of any employee puts the firm and company personnel at risk. Therefore, while managers and Senior Management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company’s policies to a member of the firm’s Senior Management and/or the Chief Compliance Officer.

•	Because of regulatory implications, employees are prohibited from providing anything of value to a foreign government official without first obtaining approval from a designated officer of the firm.

•	Employees are prohibited from making any facilitation payments.

•	Wedgewood has an open door policy and employees should contact Bill Thomas or other designee directly with any questions concerning the firm’s practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

•	Internal reports will be handled promptly and discretely, with the overall intent to maintain the anonymity of the individual making the report. When appropriate, investigations of such reports may be conducted by independent personnel.

•	Employees are required to promptly notify to Bill Thomas or other designated officer any incident or perceived incident of bribery.

Violations of the firm’s anti-corruption policies may result in disciplinary actions up to and including termination of employment.

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Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Wedgewood Partners, Inc. evidence the Firm’s unwavering intent to place the interests of clients ahead of self interest for Wedgewood Partners, Inc., our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principal or a similarly designated officer, has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another.

Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Wedgewood Partners, Inc.’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct to the CCO and/or his designee. This can be done by any method and anonymously if preferred. Reports of violations or suspected violations must be reported to Bill Thomas or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Wedgewood Partners, Inc. to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes she/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

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Reporting Violations and Sanctions

All supervised persons shall promptly report to Bill Thomas or, provided the CCO also receives such reports, to such other individual(s) designated in this Code of Ethics, all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Bill Thomas shall promptly report to senior management all apparent material violations of the Code. When Bill Thomas finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

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Records

The Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of Wedgewood Partners, Inc.’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person and/or supervised persons which shall be retained for five years after the individual ceases to be a supervised person of Wedgewood Partners, Inc.;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons (in the unlikely event) who are, or within the preceding five years have been, access persons;

•	A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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Acknowledgement

Initial Certification

All employees and/or supervised persons will be provided with a copy of the Code and must initially certify in writing to Bill Thomas or designee that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All employees shall receive any amendments to the Code and must certify to Bill Thomas or his designee in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All employees must annually certify in writing to Bill Thomas or his designee that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

All employees should contact Bill Thomas or his designee regarding any inquiries pertaining to the Code or the policies established herein.